                               UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                              (Final Filing)


                        PAGING PARTNERS CORPORATION
                           ---------------------
                             (Name of Issuer)


                  Common Stock, par value, $.01 per share
           ----------------------------------------------------
                      (Title of Class of Securities)


                                  69554P
                         ------------------------
                              (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X] Rule 13d-1(b)
[ ] Rule 13d-1(c)
[ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of section 18 of the Securities Exchange Act of 1934 ("Act") or to otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               SCHEDULE 13G

-----------------                               -------------------
CUSIP No. 69554P                                 Page 2 of 7 Pages
-----------------                               --------------------

==========================================================================
1 NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Allen Holding Inc.
---------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)  [ ]   (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   Delaware
---------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
      0
-------------------------------------------------------------------------
6  SHARED VOTING POWER
      0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
              0
--------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
               0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
               0
--------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                            [x]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    2.8%
--------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   HC
========================================================================
                *SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!


SEC 1746 (9-88)

                             SCHEDULE 13G

-----------------                               ----------------------
CUSIP No. 69554P                                 Page 3 of 7 Pages
-----------------                               ----------------------

=========================================================================1
NAME OF REPORTING PERSON - S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE
PERSON
   Allen & Company Incorporated
--------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*(a)  [ ]  (b)  [x]
---------------------------------------------------------------------------
3  SEC USE ONLY

---------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION
   New York
---------------------------------------------------------------------------
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
---------------------------------------------------------------------------
5  SOLE VOTING POWER
Not Applicable
--------------------------------------------------------------------------
6  SHARED VOTING POWER
       0
---------------------------------------------------------------------------
7  SOLE DISPOSITIVE POWER
Not Applicable
--------------------------------------------------------------------------
8  SHARED DISPOSITIVE POWER
       0
---------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
Not Applicable
---------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*[ ]
---------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
    2.8%
--------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
   BD; CO
=========================================================================
*SEE INSTRUCTIONS BELOW BEFORE FILLING OUT!


SEC 1746 (9-88)
                                             Page 4 of 7 Pages

                          SCHEDULE 13G


Item 1.

(a)Name of Issuer:

Paging Partners Corporation

(b)Address of Issuer's Principal Executive Office:

Freehold Office Plaza
4249 Route 9N, Bldg. 2
Freehold, NJ 07728


Item 2.Name of Person Filing

(a)Name of Person Filing:

Allen & Company Incorporated ("ACI")
Allen Holding Inc.("AHI")

(b)Address of Principal Office:

711 Fifth Avenue
New York, New York 10022(c)Citizenship/Organization:

ACI - New York
AHI - Delaware

(d)Title Class of Securities:

Common Stock, par value $.01 per share

(e)CUSIP Number:  69554P


Item 3.If Statement is filed pursuant to Rules 13(d)-1(b) or 13d-2(b), check whether Person Filing is a

(a)[X]ACI is a Broker-Dealer registered under Section 15 of the Act.
(g)[X]AHI is a parent holding company in accordance with Rule 13d-1(b)(ii)(G).

                                                      Page 5 of 7 Pages

Item 4.Ownership.

(a)Amount Beneficially Owned:

Not Applicable

(b)Percent of Class:  2.8%

(c)Number of Shares to Which Such Person Has:

  (i)   Sole voting power -   Not Applicable

 (ii)   Shared voting power -  0

(iii)   Sole dispositive power -  Not Applicable

 (iv)   Shared dispositive power - 0


Item 5.Ownership of Five Percent or Less of a Class.

ACI ceased to be the beneficial owner of five percent or more of the Issuer's Common Stock. This Amendment is therefore a final filing.


Item 6.Ownership of More Than Five Percent on Behalf of Another Person.

Not Applicable.


Item 7.Identification and Classification of Members of the Subsidiary Which Acquired the Securities Being Reported on by the Parent
Holding Company.

Not Applicable.


Item 8.Identification and Classification of Members of the Group.

Not Applicable.


Item 9.Notice of Dissolution of Group.

Not Applicable.

                                                     Page 6 of 7 Pages


Item 10.Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                     Page 7 of 7 Pages




Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  April 12, 1999


ALLEN & COMPANY INCORPORATED


By:---------------------------
Name:  Gaetano J. Casillo
Title: Vice President


ALLEN HOLDING INC.


By:---------------------------
Name:  Gaetano J. Casillo
Title: Vice President



256571

                                                     Page 7 of 7 Pages




Signature: After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date:  April 12, 1999


ALLEN & COMPANY INCORPORATED

       /x/ Gaetano J. Casillo
By:-----------------------------
Name:  Gaetano J. Casillo
Title: Vice President


ALLEN HOLDING INC.

  /x/ Gaetano J. Casillo
By:----------------------------
Name:  Gaetano J. Casillo
Title: Vice President


256571